Exhibit 99.1

For Immediate Release

BSD Medical Exhibits at 2009 American College of Radiation Oncology Conference

SALT LAKE CITY, March 3, 2009—BSD Medical Corp. (NASDAQ:BSDM) today reported on the company’s attendance and exhibition at the ACRO (American College of Radiation Oncology) annual meeting held at the Hotel Rio Convention Center in Las Vegas, Nevada.  ACRO is a key professional organization for radiation oncologists, radiation oncology nurses, medical physicists, radiation therapists and dosimetrists. ACRO’s annual conference is one of the largest radiation oncology conferences held in the United States. This year, hundreds of attendees participated in the meeting and many took time to visit the BSD exhibit to learn about hyperthermia therapy through BSD Medical’s systems.

The current state of the global economy poses challenges and opportunities for every business, even those involved in the medical industry. The theme of the ACRO meeting was “Key Issues for Practicing Radiation Oncologists:  Clinical, Economic, Political and Research.”  It was no surprise to attendees of this meeting in Las Vegas that the focus of several of the major topics of discussion addressed the economy and reimbursement issues for various cancer treatment modalities.  Physicians, including radiation oncologists, are bracing for what could be the worst economic crunch in recent history.

Hyperthermia has evolved into a well characterized therapy with demonstrated safety and efficacy for many types of tumors. Clinical study results justify the use of hyperthermia as an adjuvant therapy along with radiation in cancer types for which efficacy has been demonstrated. Those centers who have invested in BSD hyperthermia are benefiting from the steady Medicare reimbursement increases for the therapy, which provides an economic rationale for the purchase of hyperthermia.

Attendance at the ACRO meeting was important in promoting hyperthermia to the radiation oncologist, a key individual involved in the decision to purchase hyperthermia equipment. Attendance at key trade shows, conferences and meetings is a strategic focus of the company in building awareness of hyperthermia therapy and developing relationships with future customers.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.